EXHIBIT 99.2

CONTACT

Mister Goody, Inc.

561.396.0554

info@mistergoody.com

Mister Goody Announces Increased Economic Rights in The Naked Edge, LLC
Funding to provide working capital for organic fruit and vegetable snack manufacturer.

Boynton Beach, Florida – April 9, 2013 – Mister Goody, Inc. (OTC BB: MSGO) announces that it has increased its economic rights in its partially owned subsidiary The Naked Edge, LLC (“Naked Edge”).

Mister Goody, Inc. now owns 50% of the Common Ownership Interests and 33.33% of the Preferred Ownership Interests of The Naked Edge, which represents 50% of the voting rights and 40% of the economic rights.

The Naked Edge manufactures Veggie Go’s, an organic fruit and vegetable snack currently sold in approximately 144 retail locations in the United States, including well-known national chains, smaller regional specialty stores and online.

About Mister Goody, Inc. (OTC BB: MSGO)

Mister Goody provides management consulting services to its partially owned subsidiary The Naked Edge, LLC. The Naked Edge manufactures Veggie Go’s, an organic fruit and vegetable snack. Mister Goody’s services include consulting on matters relating to product development, packaging, sales, marketing, distribution and business management.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in  methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company's control.